EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact: Extreme Networks Investor Relations 408/579-3030 investor_relations@extremenetworks.com	Public Relations 408/579-2963 vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS Q3 FY’03 FINANCIAL RESULTS

SANTA CLARA, Calif., April 7, 2003—Extreme Networks, Inc. (Nasdaq: EXTR), a leader in Ethernet broadband networking solutions, today announced financial results for the third fiscal quarter ended March 30, 2003.

Net revenue for the third quarter of fiscal 2003 was $85.2 million, compared to $90.2 million for the second quarter of fiscal 2003. Including deferred compensation totaling $1.6 million, the Company reported a net loss of $7.6 million or $.07 per share for the third quarter of fiscal 2003, compared to a net loss of $19.7 million or $0.17 per share for the second quarter of fiscal 2003, which included special charges and deferred compensation totaling $28.6 million.

“We are at the front end of an exciting major technology and product introduction cycle that greatly strengthens our market position by enabling us to offer a robust portfolio of end-to-end switching solutions that provide customers with the features they require—high performance, unmatched reliability and the lowest total cost of ownership,” said Gordon Stitt, president and CEO of Extreme Networks. “With our announcement that we are already shipping our third-generation chipset technology, called Triumph, we are three months ahead of schedule. (See two press releases from Extreme Networks, April 7, 2003, Extreme Networks Unveils Next-Generation Gigabit Ethernet for BlackDiamond Switch, and New Triumph Chipset Delivers Groundbreaking Performance and Functionality.)

Conference Call

Extreme Networks will host a conference call to discuss these results at 8:30 a.m. EDT (5:30 a.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/

Extreme Networks, Inc.

Extreme Networks delivers the most effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com

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Extreme Networks is a registered trademark and Triumph is a trademark of Extreme Networks, Inc., in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements about our new technology and product introduction cycles. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: (i) a limited operating history and limited history of profitability that make it more difficult to predict results; (ii) current economic trends in worldwide geographic markets; (iii) the effectiveness of our cost reduction efforts; (iv) fluctuations in demand for our products and services; (iv) a highly competitive business environment for network switching equipment; (v) the possibility that we might experience delays in the development of new technology and products; (vi) customer response to our new technology and product; and (vii) a dependency on third parties for certain components and for the manufacturing of our products. More information about potential factors that could affect our business and financial results is included in our Annual Report on Form 10-K for the year ended June 30, 2002, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002
Net revenue	$85,213	$111,132	$275,998	$328,487
Costs and expenses:
Cost of revenue	46,469	47,219	142,894	181,981
Sales, marketing and service	29,830	34,281	93,480	106,969
Research and development	13,749	15,396	41,676	46,411
General and administrative	6,328	6,294	19,992	20,381
Impairment of goodwill and purchased intangible assets	–	89,752	–	89,752
Amortization of deferred stock compensation	1,564	2,437	5,348	7,965
Amortization of goodwill	–	11,468	–	33,478
Amortization of purchased intangible assets	–	1,218	–	3,641
Restructuring charge	–	73,570	14,187	73,570
Property and equipment write-off	–	–	12,678	–

Total costs and expenses	97,940	281,635	3,330,255	564,148

Operating loss	(12,727)	(170,503)	(54,257)	(235,661)
Other income (expense), net	990	(2,856)	2,860	(4,733)

Loss before income taxes	(11,737)	(173,359)	(51,397)	(240,394)
Benefit for income taxes	(4,105)	(33,560)	(19,295)	(53,935)

Net loss	$(7,632)	$(139,799)	$(32,102)	$(186,459)

Net loss per share—basic and diluted	$(0.07)	$(1.23)	$(0.28)	$(1.66)

Shares used in per share calculation—basic and diluted	115,501	113,281	114,913	112,368

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2003	June 30, 2002
Assets
Current assets:
Cash, cash equivalents and investments	$160,228	$236,497
Accounts receivable, net	18,650	51,344
Inventories, net	23,994	24,627
Deferred income taxes	42,905	42,882
Other current assets	18,806	13,126

Total current assets	264,583	368,476
Property and equipment, net	78,391	99,551
Marketable securities	247,122	163,560
Deferred income taxes	109,979	90,617
Other assets	14,652	13,547

Total assets	$714,727	$735,751

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$23,232	$29,215
Deferred revenue	47,495	40,772
Accrued warranty	10,173	9,055
Other accrued liabilities	42,780	47,583

Total current liabilities	123,680	126,625
Convertible subordinated notes and other long-term deposit	222,875	220,168
Total stockholders’ equity	368,172	388,958

Total liabilities and stockholders’ equity	$714,727	$735,751

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	March 31, 2003	March 31, 2002
Cash flows from operating activities:
Net loss	$(32,102)	$(186,459)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	20,227	23,644
Amortization of goodwill and purchased intangible assets	–	37,119
Impairment of acquired intangible assets	–	89,752
Provision for doubtful accounts	–	2,700
Deferred income taxes	(19,385)	(55,077)
Restructuring charge and property and equipment write-off	26,865	73,095
Amortization of deferred stock compensation	5,348	7,965
Write-down of investments	–	9,657
Compensation expense for options granted to consultants	–	630
Changes in operating assets and liabilities:
Accounts receivable	32,694	4,746
Inventories	633	24,640
Other current and noncurrent assets	(6,785)	(3,751)
Accounts payable	(5,983)	850
Deferred revenue	6,723	15,875
Accrued warranty	1,118	6,044
Other accrued liabilities	(14,390)	(929)

Net cash provided by operating activities	14,963	50,501

Cash flows from investing activities:
Capital expenditures	(13,638)	(30,337)
Purchases and maturities of investments, net	(37,803)	(94,149)
Acquisition of business	–	(14,920)

Net cash used in investing activities	(51,441)	(139,406)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,365	8,904
Proceeds from issuance of convertible subordinated notes, net	–	193,537

Net cash provided by financing activities	4,365	202,441

Net increase (decrease) in cash and cash equivalents	(32,113)	113,536
Cash and cash equivalents at beginning of period	71,830	87,722

Cash and cash equivalents at end of period	$39,717	$201,258